Exhibit 10.7

Director Compensation Summary

The members of the Lionsgate’s Board of Directors (the “Board”) who are not employees of Lionsgate (the “Non-Employee Directors”) receive an annual retainer of $50,000, an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Lionsgate’s Annual General Meeting of Shareholders, and a fee of $1,400 for each meeting of a committee on which a Non-Employee Director is a member and attends, in person or via teleconference or videoconference. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of Lionsgate common shares (the “Shares”). Additionally, the non-employee Chairman of the Board receives an additional annual retainer of $52,000, the Chairman of the Audit Committee of the Board receives an additional annual retainer of $15,000, and the Chairman of the Compensation Committee of the Board, the Chairman of the Nominating and Corporate Governance Committee of the Board, and the Chairman of the Strategic Advisory Committee of the Board each receive an additional annual retainer of $10,000.

The retainers and fees for the Non-Employee Directors are paid, at the director’s election, either 50% in cash and 50% in the form of Shares, or 100% in the form of Shares. Retainers are paid in two installments each year, with the number of Shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of Shares by the average closing price of Shares for the previous five business days prior to payment.

Lionsgate requires that Non-Employee Directors maintain an ownership position in Lionsgate of at least $150,000 of Shares; provided, however, that new directors shall have three years from their initial election to the Board to reach this ownership threshold. Pursuant to Lionsgate’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.